1.A.(5)(b)(2)  Optional Paid-Up Life Insurance Rider


                     United of Omaha Life Insurance Company

                      OPTIONAL PAID-UP LIFE INSURANCE RIDER

This rider is part of the policy to which it is attached. It is subject to all of the policy provisions which are not inconsistent with the rider provisions. The effective date of this rider is the date of issue of the policy.



Benefit

If you exercise this rider, we will guarantee to keep this policy in force as paid-up life insurance for the whole of life. We will deduct 3% of the Accumulation Value on the date you exercise this rider. This option is available after the 15th policy anniversary if the conditions listed below are met.


Conditions to Exercise This Rider

In order to exercise this rider, the following conditions must be met:

(a)     The Insured has attained age 75 or older;
(b) The policy has a loan balance equal to 96% of the Accumulation Value. Any loan in excess of this amount must be repaid;
(c)     The loan balance is greater than the Specified Amount;
(d) The amount of new loans taken in the last 36 months is less than 30% of the loan balance;
(e) No Additional Insured Term Riders are attached to the base policy at the time you exercise this rider.

Amount of Paid-Up Life Insurance

The amount of paid-up life insurance provided under this policy on the date you exercise this rider will equal:

(a)     the Accumulation Value on that date; less
(b)     the 3% deduction; multiplied by
(c)     105%.

On that date this amount will become the Specified Amount under the policy. The death benefit under the policy will be the greatest of:

(a)      the current Specified Amount on the date of death; or
(b) the policy's Accumulation Value on the date of death, multiplied by the applicable corridor percentage shown in the policy for the Insured's attained age; or
(c) the policy's loan balance on the date of death, multiplied by the applicable corridor percentage shown in the policy for the Insured's attained age.

The death benefit payable will be reduced by any loan balance.


Corridor Percentage

The corridor percentage will not be less than 1%.


Changes to Policy Provisions

After you exercise this rider, the following will apply:

(a)     We will not accept any additional premium payments;
(b)     Changes in Specified Amount or death benefit option will not be allowed;
(c) For variable life insurance policies, all amounts that are not allocated to the Loan Account must be allocated to the Fixed Account.

All other policy provisions will remain in effect.

                                         United of Omaha Life Insurance Company

                                         /s/ M. Jane Huerter
                                         Corporate Secretary